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EXHIBIT 23.2


                CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 2 to the Registration Statement of Motient Corporation and Subsidiaries on Form S-1 (No. 333-117147) and the related prospectus, of our report dated March 30, 2005 relating to the consolidated financial statements and financial statement schedule, which appears in such Prospectus. We also consent to the reference to us as "Experts" and "Summary Consolidated Financial Data" in such Prospectus. However, it should be noted that Friedman LLP has not prepared or certified such "Summary Consolidated Financial Data."


/s/ FRIEDMAN LLP

East Hanover, New Jersey
June 23, 2005